Exhibit 99.1

                             Corporate Communications Contacts:
                             Connie Huff      (708) 952-5501
                             Tony Molinaro    (708) 952-4971
                             Joe Hopkins      (708) 952-5770
                             Night/Weekend    (708) 952-4088



   UAL CORPORATION EXPLORING POSSIBLE ACQUISITION OF USAIR

FOR IMMEDIATE RELEASE

     CHICAGO, October 2, 1995 -- UAL Corporation today confirmed that is conducting an evaluation of USAir to determine whether UAL should submit a proposal to acquire USAir's business and operations.
     The potential synergies from a combination of routes and operations is intriguing, UAL said. Both companies have complex ownership and operating structures, and it will take some work to see whether a proposal that is advantageous to UAL stockholders, and ultimately, USAir stockholders, can be developed.
     There can be no assurances that UAL Corporation will submit any proposal to USAir, or, if submitted, as to the terms and conditions of any such proposal, or that any transaction will be consummated.
     UAL does not expect to make any further announcements unless a tentative agreement is signed or the company decides to terminate discussions.